Exhibit 5.1

May 5, 2010

Online Tele-Solutions Inc.
Block 225, 02-213, Tampines St 23
Singapore 521225

Gentlemen:

We have acted as counsel for Online Tele-Solutions Inc., a Nevada corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1 (File No. 333-162730) and amendments thereto (the “Registration Statement”) covering an aggregate of 700,000 shares of the Company's common stock, $0.001 par value (the “Shares”), to be resold by certain selling stockholders named therein (the “Selling Stockholders”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as  described in the Registration Statement.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value, of which there are 2,200,000 shares outstanding.  Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada.  The shareholders of the Company have no preemptive rights with respect to the common stock of the Company.

We hereby consent to the use of firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation."

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP